[VaxGen Letterhead]

June 3, 2005

VIA HAND DELIVERY

James M. Cunha
VaxGen, Inc.
1000 Marina Boulevard, Suite 200
Brisbane, CA 94005-1835

Dear Jim:

This letter sets forth the substance of the separation agreement (the “Agreement”) that VaxGen, Inc. (the “Company”) is offering to you to aid in your employment transition.

                1.              Resignation  Date.  You hereby resign as Chief Financial Officer of the Company and from any other office or position you may hold with the Company or any subsidiary or affiliated entity, effective as of June 3, 2005 (the “Resignation Date”), and the Company hereby accepts those resignations; provided, however, that you will be retained by the Company after the Resignation Date as a consultant as set forth in Paragraph 7 of this Agreement.

                2.              Accrued Salary and Paid Time Off.  On the Resignation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Resignation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments by law. Additionally, although the Company has no obligation to do so, the Company may provide you with a bonus payment for 2004, based on your achievement of management objectives, as determined within the sole discretion of the Compensation Committee of the Company’s Board of Directors.

                3.              Severance Payments.  The Company will pay you, as severance and as consideration for your consulting Services (as defined herein), the equivalent of twelve (12) months of your base salary in effect as of the Resignation Date (the “Severance Payments”). The Severance Payments will be subject to required payroll deductions and withholdings, and will be paid on the following schedule: the first payment will be made on the first Company payroll date following the Effective Date of this Agreement (as defined in Paragraph 16 herein), with a final payment date of March 14, 2006. The Severance Payments, other than the final payment on March 14, 2006, shall be in an amount equal to your current monthly base salary; the final payment on March 14, 2006 shall be in an amount equal to the difference between (a) the total gross amount of all previously made Severance Payments, and (b) twelve (12) months of your base salary in effect as of the Resignation Date.

                4.              Health Insurance.  To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Resignation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your health insurance continuation rights and obligations.

                5.              Stock Options.

                                 (a)            Vesting.  You acknowledge that you were granted two stock options on March 19, 2004 to purchase a total of one hundred fifty thousand (150,000) shares of the Company’s common stock (collectively, the “Option”) under the Company’s 1996 Stock Option Plan (the “Plan”). You acknowledge and agree that you have no other stock options or other equity interests in the Company in addition to the Option. The Company hereby agrees to accelerate vesting on all of your Option shares such that, as of the Resignation Date, all unvested shares subject to the Option shall be fully vested (the “Option Acceleration”).

                                 (b)            Exercise.  Your rights and obligations with respect to the Option and shares vested thereunder shall be governed by the terms of the Plan and the governing Option agreements, provided that (i) the exercise price per share of the Option will be increased to the fair market value per share of the Company’s common stock on the Resignation Date, which was $10.66 (closing price); and (ii) the Company will permit you to exercise your vested but previously unexercised shares subject to the Option during the ninety (90) day period immediately after the date that the Option first becomes exercisable, pursuant to applicable state and federal securities laws, following the Resignation Date.

                6.              No Tax or Financial Advice.  You acknowledge and agree that the Company has made no representation or warranty concerning the tax consequences or tax treatment of any compensation or benefits that you may receive under this Agreement (including, but not limited to, any Severance Payments, Option Acceleration, extended Option exercise period, or the potential application of Section 409A of the Internal Revenue Code of 1986, as amended), and you are not relying on the Company or its professional advisors for advice and counsel on such matters. You further acknowledge that the Company has advised you to rely upon your own professional judgment as an accountant and the advice of your own professional advisors with respect to such matters.

                7.              Consulting. For the three (3) month period immediately following the Resignation Date (the “Consulting Period”), you agree to serve as an independent contractor consultant to the Company as set forth below.

                                 (a)            Consulting Duties.  As a consultant, you agree to make yourself available for up to five (5) hours per month to provide transition information and assistance (the “Services”) at the request of the Company’s Chief Executive Officer (the “CEO”). You shall exercise the highest degree of professionalism and utilize your expertise and creative talents in performing the Services. You may perform the Services offsite, and the Company agrees to request you to perform such services at reasonable times and in a manner that does not unreasonably interfere with your other professional activities.

2.

                                 (b)            Limitations on Authority. During the Consulting Period, you will have no authority to bind the Company, and you shall not represent or purport to represent the Company in any manner whatsoever to any third party, or enter into any contract or commitment on behalf of the Company, unless expressly authorized to do so by written agreement of the CEO.

                                 (c)            Independent Contractor; No Consulting Fees. You acknowledge and agree that during the Consulting Period you will be an independent contractor of the Company and not an employee; and that you will not be entitled to any of the benefits that the Company may make available to its employees, such as group insurance (except as expressly provided under COBRA or analogous state law regarding health insurance continuation rights), workers’ compensation insurance coverage, profit sharing, or retirement benefits. You agree that any Severance Payments you receive during the Consulting Period will be the sole consideration you will receive for the Services.

                                 (d)            Protection of Company Information.  During the Consulting Period and thereafter, other than in the course of performing the Services, you shall not use or disclose any confidential or proprietary information or materials of the Company which you obtain or develop in the course of performing the Services, except with the advance written authorization of the CEO. Any work product generated in the course of your performance of the consulting Services shall be the sole and exclusive property of the Company.

                8.              No Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Resignation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).

                9.              Proprietary Information Obligations. You hereby acknowledge your continuing obligations under your Employee’s Proprietary Information and Inventions Agreement that you signed on March 19, 2004, a copy of which is attached hereto as Exhibit A.

                10.           Expense Reimbursements.  You agree that, within sixty (60) days after the Resignation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Resignation Date, if any, for which you seek reimbursement. Within ten (10) days of the end of the Consulting Period, you will submit your final documented expense reimbursement statement reflecting all business expenses incurred through the end of the Consulting Period, if any, for which you seek reimbursement; provided, however, that you shall not incur expenses during the Consulting Period except as specifically authorized by the CEO. The Company will reimburse you for such business expenses pursuant to its regular policies and procedures.

                11.           Return of Company Property. On the Resignation Date, or earlier if requested by the Company, you agree to return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals,

3.

agreements, financial information and reports, databases, accounting information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, and servers), credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree to make a prompt and diligent search for all such Company property, materials and information. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, you agree to provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. You will not be entitled to the Severance Payments or Option Acceleration unless and until you comply fully with the terms set forth in this paragraph.

                12.           Announcements and Nondisparagement.  You agree not to disparage the Company and its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; and the Company (through its executive officers and directors) agrees not to disparage you in any manner likely to be harmful to you or your business, business reputation or personal reputation. In any public announcements or other statements to third parties about your departure from the Company, both you and the Company shall state solely that you have decided to depart for personal reasons to pursue other professional opportunities, or words to that effect. Notwithstanding anything else in this paragraph, both the Company and you may respond accurately and fully to any inquiry or request for information when required by legal process.

                13.           No Voluntary Adverse Action.  You agree that you will not voluntarily assist any person in bringing or pursuing any litigation, arbitration, administrative claim or other formal proceeding, or any proposed litigation, arbitration, administrative claim, or other formal proceeding, against the Company, its parents, subsidiaries, affiliates, distributors, officers, directors, employees or agents, unless pursuant to subpoena or other compulsion of law.

                14.           Cooperation.  You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims, demands, audits, government or regulatory inquiries, or other matters arising from events, acts, or failures to act that occurred during the time period in which you were employed by the Company. Such cooperation includes, without limitation, making yourself available upon reasonable notice, without subpoena, to provide information to the Company and making yourself available for interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages, salary, or other compensation), and will make reasonable efforts to accommodate your scheduling needs. The Company will pay you $200 per hour for your time devoted to cooperation expressly requested by the Company: (a) for such cooperation time that exceeds five (5) hours per month during the Consulting Period; and (b) for all such cooperation time provided after the Consulting Period.

4.

                15.           Release.  In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to or on the date you sign this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing, including, but not limited to, claims based on or arising from the Executive Employment Agreement between you and the Company dated May 20, 2004 (the “Executive Employment Agreement”); (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended). You represent that you have no lawsuits, claims or actions pending in your name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph. Notwithstanding the foregoing, you are not hereby releasing the Company from any promise made in this Agreement, or from any obligation to indemnify you pursuant to the Company’s articles or by-laws, applicable law, or the Indemnity Agreement between you and the Company dated May 20, 2004.

                16.           ADEA Waiver.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty-one (21) days from the date you receive this Agreement to consider this Agreement (although you may choose voluntarily to sign it earlier); (d) you have seven (7) days following the date you sign this Agreement to revoke the Agreement by providing written notice of your revocation to the CEO; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you (the “Effective Date”).

                17.           Section 1542 Waiver.  In giving the releases set forth in this Agreement, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  You hereby expressly waive and relinquish all rights

5.

and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.

                18.           No Admissions.  The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.

                19.           Dispute Resolution.  To ensure rapid and economical resolution of any disputes regarding this Agreement, the parties hereby agree that any and all claims, disputes or controversies of any nature whatsoever arising out of, or relating to, this Agreement, or its interpretation, enforcement, breach, performance or execution, your employment with the Company, or the termination of such employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California conducted before a single arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS arbitration rules. The parties each acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (ii) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration.

                20.           Miscellaneous. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations, including but not limited to the Executive Employment Agreement (with the exceptions of Paragraph 6 and Paragraph 9 of the Executive Employment Agreement, both of which shall remain in effect in accordance with their terms). This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights

6.

hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below on or within twenty-one (21) days and return the original to me. If I do not receive the fully executed Agreement from you by such date, the Company’s offer contained herein will automatically expire.

I wish you the best in your future endeavors.

Sincerely,

VAXGEN, INC.

By:	/s/ Lance Gordon

Lance Gordon, Ph.D.
Chief Executive Officer

Exhibit A – Employee’s Proprietary Information and Inventions Agreement UNDERSTOOD AND AGREED :

/s/ James M. Cunha	June 3, 2005

James M. Cunha	Date
7.